BF Borgers CPA PC
Certified Public Accountants

5400 W Cedar Ave
Lakewood, CO 80226
Telephone: 303.953.1454
Fax: 303.945.7991

October 15, 2023

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re: Laser Photonics Corporation

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated October 10, 2023, of Laser Photonics Corporation (the "Company") to be filed with the Securities and Exchange Commission. We were forced to resign for cause on this engagement. See attached for our formal resignation for cause and the reasons why including the client filing without our permission and necessary restatements that need to be made by the client that we have requested be made and have not.

Sincerely,

B F Borgers CPA PC

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO